EXHIBIT 11
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                              TYSON FOODS, INC.
                  Computation of Earnings (Loss) Per Share
                    (In Thousands Except Per Share Data)


                                                  1994       1993        1992
                                                  ---------------------------
Primary:

     Average common shares outstanding
     during the period                           146,962    147,212   137,462

     Net effect of dilutive stock
     options based on the treasury
     stock method using average
     market price                                    816      1,129       930
                                                 -------    -------    ------
     Total common and common equivalent
     shares outstanding                          147,778    148,341   138,392
                                                 =======    =======   =======
Net income (loss)                                ($2,128)  $180,334  $160,534
                                                 =======   ========   =======
     Earnings (loss) per share                     ($.01)     $1.22     $1.16
                                                   =====      =====     =====

Fully Diluted:

     Average common shares outstanding
     during the period                           146,954    147,212   137,462

     Net effect of dilutive stock
     options based on the treasury
     stock method using the quarter-
     end market price, if higher
     than average market price                     1,011      1,129     1,040
                                                 -------    -------    ------
     Total common and common equivalent
     shares outstanding                          147,965    148,341   138,502
                                                 =======    =======   =======
     Net income (loss)                           ($2,128)  $180,334  $160,534
                                                 =======   ========  ========
     Earnings (loss) per share                     ($.01)     $1.22     $1.16
                                                   =====      =====     =====
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